Exhibit 10(o)

Amendment to Nonqualified Deferred Compensation Plan for Independent Contractors

RESOLVED that the “WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors” (the “Plan”) is amended effective January 1, 2014 to no longer permit Participants to make elections to allocate or reallocate their Accounts among one or more investment options including Common Stock pursuant to Section 6.3 of the Plan.